REVERSE MERGER AGREEMENT

THIS REVERSE MERGER AGREEMENT (this "Agreement"), dated as of the 13th day of August 2009, is entered into by and between Hammonds Industries, Inc., a Nevada corporation (hereinafter "Hammonds"), American International Industries, Inc., a Nevada corporation (hereinafter "American"), Delta Seaboard Well Service, Inc., a Texas corporation (hereinafter "Delta"), which is a 51% owned subsidiary of American International Industries, Inc., and Rob Derrick, Jr. and Ron Burleigh (hereinafter "Rob and Ron"), the minority interest owners of Delta.

WHEREAS, Hammonds is a public shell with 195,000,000 shares of common stock ("Common Shares") authorized, 50,313,257 Common Shares outstanding, par value $0.001, and 3,769,626 convertible preferred shares outstanding, par value $0.001, convertible into 37,696,265 Common Shares, with approximately 49,680,516 Common-Share dividends payable;

WHEREAS, Hammonds owes American $872,352.31 for a note receivable and accrued interest at June 30, 2009;

WHEREAS, the parties to this Agreement desire to commence a reverse merger of Delta into Hammonds (the "Reverse Merger Transaction") upon the terms and conditions set forth herein; and

WHEREAS, in order to effectuate the Reverse Merger Transaction, Hammonds shall call a special meeting of Hammonds' shareholders (the "Special Meeting"), at which Hammonds' shareholders shall be called upon to authorize and approve the following proposals: (i) to increase the number of authorized Common Shares from 195,000,000 to 500,000,000 Common Shares; (ii) to reverse the number of outstanding Common Shares on a ration of 1:10 (the "Reverse Split"); (iii) to complete the Reverse Merger; and to elect a new Board of Directors for Hammonds.

NOW, THEREFORE, in consideration of the premises and mutual benefits to accrue to each of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. **Agreement to issue Common Shares to American and Rob and Ron.** Subject to the terms and conditions set forth herein, and immediately following the Special Meeting and the requisite filing with the State of Nevada (the "Conditions Precedent"), Hammonds agrees to issue restricted Common Shares to American and Rob and Ron based on Delta's May 31, 2009 equity balance of $3,795,000, using a conversion ratio of 0.0087 as follows:

American	221,865,715
Rob and Ron	213,165,098
Total	435,030,813

2. **Debt conversion.** Subject to fulfillment of the Conditions Precedent, as full consideration for the debt and interest owed by Hammonds to American, Hammonds agrees to issue 100,000,000 restricted Common Shares to American.

3. **Compensation for extending employment agreements.** Subject to fulfillment of the Conditions Precedent, as compensation for Rob and Ron for extending their employment agreements for five

years in addition to the balance of their current employment agreements, Rob and Ron will receive 96,078,431 restricted Common Shares of Hammonds.

4. **Closing.** The closing of the Reverse Merger Transaction provided for in this Agreement (the "Closing") shall occur immediately following the fulfillment of the Conditions Precedent.
After the issuance of the aforementioned shares and the Reverse Split, the following represents the ownership of the Common Shares of Hammonds:

	Ownership of Hammonds	
American	32,859,935	48.2%
Rob and Ron	30,924,353	45.4%
All others	4,357,962	6.4%
Total	68,142,250	100.0%

5. **Representations of Hammonds.** Hammonds represents and warrants the following:

(a) Authority; Binding Agreement. Hammonds has all requisite power and authority to execute and deliver this Agreement and subject to the Conditions Precedent to issue the Hammonds' Common Shares, together with all other necessary documents contemplated by this Agreement to which Hammonds is a party. This Agreement and the corporate resolution of Hammonds delivered herewith have been duly executed and delivered by Hammonds and constitute the legal, valid and binding agreements of Hammonds.

(b) Restricted Securities. The Common Shares of Hammonds being issued hereunder are "restricted securities" as defined under the Securities Act of 1933, as amended (the "Act") pursuant to the exemption from registration provisions of Section 4(2) of the Act. American and Rob and Ron understand and agree that there are certain restrictions and limitations which are applicable to any resale, hypothecation or other transfer of the Hammonds' Common Shares pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the Act and applicable state securities laws. American and Rob and Ron further understand that the certificates evidencing the restricted shares of Hammonds' Stock will bear a restrictive legend as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

(c) Authority to Deliver Hammonds' Stock. Hammonds' represents and warrants that the Hammonds' Common Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of any and all encumbrances and that Hammonds' has all requisite power and authority to issue the Hammonds' Common Shares without any actions or approvals of any third party.

(d) Authorized Hammonds' Stock. Hammonds represents and warrants that its authorized capital stock consists of 195,000,000 Common Shares , of which 50,313,257 Common Shares are issued and outstanding, excluding the Hammonds' Common Shares being issued pursuant to this Agreement, and

5,000,000 shares of convertible preferred stock, of which 3,769,626 shares are issued and outstanding. Hammonds represents and warrants that: there are no other classes of stock authorized under the Hammonds' corporate charter; that no other securities or instruments are convertible into Hammonds' Common Shares; and that there are no warrants, options nor agreements pursuant to which any person would be entitled to the issuance of Hammonds' Common Shares for any reason whatsoever.

6. **Representations of American.** American represents and warrants the following:

(a) Organization and Qualification. American is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. American is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

(b) Authority; Binding Agreement. American has full corporate power and authority to execute and deliver this Agreement and to consummate the Reverse Merger Transaction and all transactions contemplated hereby. This Agreement has been duly executed and delivered by American and constitutes a valid and legally binding agreement of American.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Reverse Merger Transaction and all transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which American is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which American is a party or by which he or it is bound or to which any of his or its assets is subject.

7. **Representations of Delta.** Delta represents and warrants the following:

(a) Organization and Qualification. Delta is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Delta is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

(b) Authority; Binding Agreement. Delta has full corporate power and authority to execute and deliver this Agreement and to consummate the Reverse Merger Transaction and all transactions contemplated hereby. This Agreement has been duly executed and delivered by Delta and constitutes a valid and legally binding agreement of Delta.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Reverse Merger Transaction and all transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Delta is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license,

instrument, or other arrangement to which Delta is a party or by which he or it is bound or to which any of his or its assets is subject.

8. **Representations of Rob and Ron.** Rob and Ron represent and warrant that they have full power and authority to execute and deliver this Agreement and to consummate the Reverse Merger Transaction and all transactions contemplated hereby. This Agreement has been duly executed and delivered by Rob and Ron and constitutes a valid and legally binding agreement of Rob and Ron.

9. **Deliveries.**

(a) Within 30 days of the Closing Date, Hammonds shall deliver the following:

1. A certificate representing the 32,859,935 restricted Hammonds' Common Shares to American, pursuant to Section 4.

2. A certificate representing the 30,924,353 restricted Hammonds' Common Shares to Rob and Ron, pursuant to Section 4.

(b) Within 30 days of the Closing Date, Rob and Ron shall deliver executed employment agreements, extended for five (5) years in addition to the balance of their current employment agreements.

(c) Within 30 days of the Closing Date, American will deliver to Hammonds a notice that the $872,352.31 for a note receivable and accrued interest at June 30, 2009, has been paid in full.

10. **Miscellaneous.**

10.1 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties to this Agreement with respect to the subject matter hereof. This Agreement may not be later modified, except by a further writing signed by the parties to this Agreement, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

10.2 No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

10.3 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

10.4 Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

10.5 Governing Law; Place of Performance. This Agreement shall be governed by and construed in accordance with the arbitration laws of the State of Texas, and any dispute arising in connection

with this Agreement or the reverse Merger Transaction shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association to be held in Harris County, the State of Texas.

10.6 Attorney's Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

10.7 Survival. The representations and warranties set forth in this Agreement shall survive for three years after the date such representation and warranty at issue is made under this Agreement.

11. **Notices.** All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Hammonds, to: Hammonds Industries, Inc.
910 Rankin Road
Houston, TX 77073-4009
Attn: Carl Hammonds, Chief Executive Officer
Tel: (281) 999-2900
Fax: (281) 847-5129

If to American, to: American International Industries, Inc.
601 Cien. Street, Suite 235
Kemah, TX 77565
Attn: Daniel Dror, Chief Executive Officer
Tel: (281) 334-9479
Fax: (281) 334-9508

With copies to (which shall not constitute notice)

Park Avenue Group, Inc.
40 Wall Street, 28th Floor
New York, NY 10005
Attn: Richard Rubin
Tel: (212) 400-7198
Fax: (212) 658-9867

If to Delta or Rob and Ron, to: Delta Seaboard Well Service, Inc.
1212 W. Sam Houston Pkwy. North
Houston, TX 77043-4009
Attn: Robert Derrick, Jr., President
Tel: (713) 782-1468
Fax: (713) 782-8357

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited

courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12. **Further Assurances.** Each party agrees to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Reverse Merger Transaction.

13. **Facsimile Signatures.** Any signature page delivered pursuant to this Agreement or any agreement contemplated hereby via facsimile shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Hammonds Industries, Inc.

[signature]
Carl Hammonds, Chief Executive Officer

American International Industries, Inc.

[signature] C.E.O.
Daniel Dror, Chief Executive Officer

Delta Seaboard Well Service, Inc.

[signature]
Robert Derrick, Jr., President

Robert Derrick, Jr., Minority Owner
Delta Seaboard Well Service, Inc.

[signature]
Robert Derrick, Jr., individually

Ron Burleigh, Minority Owner
Delta Seaboard Well Service, Inc.

[signature]
Ron Burleigh, individually

American shall share the Accounting cost of Auditing the previous filings on a 50/50 basis with Delta

[signature]